EXHIBIT 99.1

1275 W. Washington St. Tempe, AZ 85281 (602) 286-5520
FOR FURTHER INFORMATION:		www.orthologic.com
Karen Struck, Investor Relations	Lauren Glaser – The Trout Group	Nasdaq: OLGC
(602) 286-5250	(415) 392-3310
kstruck@olgc.com	lglaser@troutgroup.com

OrthoLogic announces Chrysalin® (TP508) Demonstrates Significant Benefit
in a Pre-Clinical Model of Acute Heart Disease

Tempe, AZ – August 7, 2008 ─ OrthoLogic Corp. (Nasdaq: OLGC) announced today that Chrysalin® (rusalatide acetate or TP508), administered following the onset of ischemia, has shown a statistically significant benefit in a recently completed pre-clinical study designed to assess cardioprotective effects in a model of acute myocardial infarction (heart attack).

Using a pathophysiologically relevant model of hypercholesterolemia and endothelial dysfunction, intravenous administration of Chrysalin produced a profound reduction in infarct size.  Importantly, the drug was administered after ischemic insult, which reflects the anticipated clinical circumstance of acute myocardial infarction.

“This is a landmark study,” said Randolph C. Steer, MD, Ph.D., President of OrthoLogic.  “There are an estimated 1.4 million heart attacks per year in the U.S. alone.  Our goal is to develop Chrysalin as a therapy to limit damage to the human heart in the clinical setting of acute myocardial infarction.  While studies have been performed incorporating models with normal cholesterol levels, to our knowledge no one has reported on the effects of putative cardioprotective drugs using this more challenging model of hypercholesterolemia with endothelial dysfunction.  This model is the closest parallel to the human clinical condition of acute cardiac distress, and we believe Chrysalin is the only drug candidate ever to report effectiveness.”

About the Study

The study, performed in the laboratory of Frank W. Sellke, MD, Chief, Cardiothoracic Surgical Research, Division of Cardiothoracic Surgery, Beth Israel Deaconess Medical Center / Harvard Medical School, demonstrated that Chrysalin extensively decreases myocardial injury when administered following a major ischemic insult.  Endpoints of the study included infarct size, coronary microvessel function, myocardial function and apoptotic markers.  The investigators intend to publish detailed results of the study in a peer-reviewed journal in coming months.

About OrthoLogic

OrthoLogic is a biotechnology company committed to developing a pipeline of novel therapeutic peptides aimed at helping patients with under-served medical conditions.  The Company is focused on development and commercialization of two product platforms: AZX100 and Chrysalin® (rusalatide acetate or TP508).

AZX100 is a novel synthetic 24-amino acid peptide, one of a new class of compounds in the field of smooth muscle relaxation and fibrosis.  Based on its demonstrated effects in pre-clinical models, AZX100 is currently being evaluated for commercially significant medical applications such as the treatment of pulmonary disease, the prevention of hypertrophic and keloid scarring and intimal hyperplasia.  OrthoLogic has an exclusive worldwide license to AZX100.

Chrysalin, the Company’s novel synthetic 23-amino acid peptide, has been proven in multiple pre-clinical and clinical models to stimulate cellular events leading to angiogenesis, revascularization, and repair of dermal and musculoskeletal tissues.  It is currently being evaluated in disorders that involve vascular endothelial dysfunction.  The Company owns exclusive worldwide rights to Chrysalin.

OrthoLogic’s corporate headquarters are in Tempe, Arizona.  For more information, please visit the Company's website: www.orthologic.com.

Statements in this press release or otherwise attributable to OrthoLogic regarding our business that are not historical facts are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements, which include the timing and acceptability of FDA filings and the efficacy and marketability of potential products, involve risks and uncertainties that could cause actual results to differ materially from predicted results. These risks include: delays in obtaining or inability to obtain FDA, institutional review board or other regulatory approvals of pre-clinical or clinical testing; unfavorable outcomes in our pre-clinical and clinical testing; the development by others of competing technologies and therapeutics that may have greater efficacy or lower cost; delays in obtaining or inability to obtain FDA or other necessary regulatory approval of our products; our inability to successfully and cost effectively develop or outsource manufacturing and marketing of any products we are able to bring to market; changes in FDA or other regulations that affect our ability to obtain regulatory approval of our products, increase our manufacturing costs or limit our ability to market our products; our possible need for additional capital in the future to fund the continued development of our product candidates; and other factors discussed in our Form 10-K for the fiscal year ended December 31, 2007, and other documents we file with the Securities and Exchange Commission.

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Editors’ Note: This press release is also available under the Investors section of the Company’s website at www.orthologic.com.